Exhibit 99.1

Champions Biotechnology Reports Fiscal 2010 Second Quarter Financial Results

Baltimore, MD, December 15, 2009—Champions Biotechnology, Inc. (OTC Bulletin Board: CSBR), a company engaged in the development of advanced preclinical platforms and tumor specific data to enhance the value of oncology drugs, today announced its financial results for the second fiscal quarter ended October 31, 2009. Full details of Company’s financial results are available in the Company’s Form 10-Q at www.championsbiotechnology.com.

Total revenues for the second quarter of 2010 were $1,289,000 as compared to $1,044,000 in fiscal 2009, an increase of 23%. The overall increase was derived from the Company’s Preclinical eValuation business which generated revenues of $700,000 for the second fiscal quarter of 2010 compared to $180,000 for the corresponding quarter a year ago, an increase of 289%. Revenues from Personalized Oncology Services for the second fiscal quarter of 2010 were $589,000 as compared to $864,000 in fiscal 2009, a decrease of 32%. The overall reduction resulted from a decrease in panel revenues during the quarter partially offset by increases in Personalized Tumorgraft implantations and associated drug studies as well as vaccine studies as the Company focused on growing this more strategic area of the Personalized Oncology business.

Costs of Preclinical eValuation services for the second fiscal quarter of 2010 totaled $350,000 as compared to $90,000 in fiscal 2009. The cost of Preclinical eValuation expenses increased proportionally with the additional revenues which were generated in the quarter.

Costs of Personalized Oncology Services for the second quarter totalled ($13,000) as compared to $369,000 in fiscal 2009. This reduction is due to the decrease in Personalized Oncology panel services year over year. In addition, during the quarter the Company recognized a one-time $125,000 credit and change in estimate for accrued costs of a personalized oncology study agreement.
Research and development (“R&D”) expenses for the second quarter of fiscal 2010 were $645,000 as compared to $417,000 in the comparable quarter of fiscal 2009, an increase of 55%. This increase is primarily due to licensing fees and costs of $208,000 in connection with licensing our second oncology drug, TAR-1.

General and administrative expenses for the second fiscal quarter of 2010 were $891,000 as compared to $354,000 in the comparable quarter of 2008. This increase is primarily due to our development of corporate infrastructure to support our effort to grow our Preclinical eValuation Services and includes increased payroll, legal, accounting, marketing, and office rent expenses.

For the second quarter ended October 31, 2009 the Company reported a net loss of $584,000 or ($0.02) per share compared to a net loss of $161,000 or $0.00 per share for the corresponding quarter in fiscal 2009.

The Company’s cash position on October 31, 2009 was $394,000 compared to $1,728,000 at April 30, 2009.

For the six-month period ended October 31, 2009, revenues were $2,251,000 compared to $1,717,000 for the comparable period last year, an increase of 31%. Total operating expenses which include research and development and general and administrative, were $2,838,000 compared to $1,337,000 for the comparable period last year, an increase of 112% and the Company reported a net loss of $1,587,000 or $0.05 per share, as compared to a net loss of $292,000 or $0.01 per share for the comparable period in fiscal 2009.

Doug Burkett, Ph.D. President of Champions Biotechnology, Inc. commented. “This past quarter we saw continued revenue growth and exceptional progress in our primary objective to in-license a pipeline of high potential oncology drugs. The Company continued to make progress during the quarter on the following fronts.”

1.	The Company’s quarterly top line revenues increased 23% year over year.

2.	Champions entered into an exclusive licensing agreement with Ramot of Tel Aviv University for TAR-1, a therapeutic for the treatment of cancer.

3.	Champions entered into an exclusive licensing agreement with Yale University and Southern Research Institute for the repurposing of Bithionol for Oncology.

4.	The Company began Tumorgraft testing of its oncology drug, SG410.

5.	Champions entered into a collaboration agreement with Ortho Biotech Oncology Research & Development for the evaluation of a preclinical oncology therapeutic.

6.	The United States Patent and Trademark Office issued a patent in September for the Company’s tubulin inhibitors, including its oncology compound SG410.

About Champions Biotechnology, Inc.
Champions Biotechnology, Inc. is engaged in the development of advanced preclinical platforms and predictive tumor specific data to enhance and accelerate the value of oncology drugs. The Company was co-founded by David Sidransky, M.D. who with Manny Hidalgo, M.D., Ph.D. developed the Company’s Preclinical Platform; a novel approach based upon the implantation of primary human tumors in immune deficient mice followed by propagation of the resulting engraftments (Biomerk Tumorgrafts™) in a manner that preserves the biological characteristics of the original human tumor. Early studies suggest that these Tumorgrafts closely reflect human cancer biology and their response to drugs is predictive of clinical outcomes in cancer patients. Champions Biotechnology leverages its preclinical platform to evaluate drug candidates and to develop a portfolio of novel therapeutic candidates through pre-clinical trials. As drugs progress through this early stage of development, the Company plans to sell, partner or license them to pharmaceutical and/or biotechnology companies, as appropriate. The Company also offers its predictive preclinical platform and tumor specific data to physicians for personalized patient care and to Companies for evaluation of oncology drugs in models that integrate prognostic testing with biomarker discovery. Champions Biotechnology is dedicated to enhancing preclinical development tools, accelerating development and valuation of oncology drugs, and advancing personalized treatment with a goal to improve the lives of cancer patients globally. For more information regarding Champions Biotechnology’s growing business and recent news, please visit www.championsbiotechnology.com or www.personalizedcancertreatment.com.

This press release contains “forward-looking statements” (within the meaning of the Private Securities Litigation Act of 1995) that inherently involve risk and uncertainties. Champions Biotechnology generally uses words such as “believe,” “may,” “could,” “will,” “intend,” “expect,” “anticipate,” “plan,” and similar expressions to identify forward-looking statements. One should not place undue reliance on these forward-looking statements. The Company’s actual results could differ materially from those anticipated in the forward-looking statements for many unforeseen factors. See Champions Biotechnology’s Form 10-K for the fiscal year ended April 30, 2009 for a discussion of such risks, uncertainties and other factors. Although the Company believes the expectations reflected in the forward-looking statements are reasonable, they relate only to events as of the date on which the statements are made, and Champions Biotechnology’s future results, levels of activity, performance or achievements may not meet these expectations. The Company does not intend to update any of the forward-looking statements after the date of this press release to conform these statements to actual results or to changes in Champions Biotechnology’s expectations, except as required by law.

CONTACT:

The Investor Relations Group, Inc.
James Carbonara
+1-212-825-3210